                                                              EXHIBIT 10.15


                              November 11, 1997

Johan P. Finley
President and Chief Executive Officer
PDS Financial Corporation
6442 City West Parkway
Suite 300
Minneapolis, Minnesota  55344

Re:  Severance Agreement

Dear Johan:

     This letter will serve to confirm the terms and conditions of our agreement relating to the termination of my employment with PDS and our severance arrangement. As we agreed, I have submitted my resignation and my employment agreement, as amended from time to time, will terminate effective November 15, 1997. Our severance agreement has several components which are set forth below.

     A cash severance benefit of $50,000.00 shall be paid to me on November 15, 1997. PDS will deduct any applicable payroll taxes. We have agreed that I will retain my existing stock options which are fully vested. Attached is a Resolution of the Board and Compensation Committee approving these transactions which has been signed by Pat Patterson, Joel Koonce, Jim Morrell and Pete.

     The Company will continue my current base salary for a period not to exceed one year from the date of this agreement. In the event I accept full time employment elsewhere, I will advise you and the Company's obligation to continue my salary will terminate effective on the commencement date of my new employment. This does not affect COBRA benefits, which I will most likely continue to use until I find other suitable health insurance benefits. The base salary compensation shall be used as a non-refundable retainer. I agree to represent the Company on two (2) additional "standard form" transactions, plus general counsel services, each month during the period which I receive the monthly base salary. It is the Company's option to choose which transactions shall be used in the retainer. If, during this retainer period, we can not agree on the two transactions to be completed during any month, after good faith negotiation relating to the selection of the transactions, the monthly retainer attributable to that month may be withheld.

     I will remain on the Board of Directors of PDS Financial Corporation until re-election of the Board members at the annual meeting in May of 1998. At that time, I will not run for re-election. I will resign from the Subsidiary's boards right away so as not to create issues relating to licensing investigations. In the interim, in my capacity as outside counsel to the Company, I will complete appropriate Minutes of the Board of Directors meetings and provide such other counsel and assistance to the Company as you deem appropriate.

     I agree to reaffirm all components of the non-competition and confidentiality provisions of my employment agreement with the Company, and consistent with the Company's performance of its obligations to me under this agreement and the engagement agreement, this letter shall serve as that ratification and reaffirmation. I understand that the Company has received the advice of independent legal counsel in connection with our agreements.
If this letter accurately sets forth our agreement on the matters addressed herein, please sign this letter in the space provided below and return the same to me. If unacceptable in any way, please call me immediately.

     THE RETAINER PAID TO ME FROM TIME TO TIME UNDER THIS AGREEMENT IS AND SHALL BE NON-REFUNDABLE AND THE COMPANY ACKNOWLEDGES THAT ANY PAYMENTS RECEIVED BY ME WILL NEITHER BE HELD IN NOR DEPOSITED INTO A LAWYER'S TRUST ACCOUNT AT ANY TIME.

                                       Very truly yours,


                                       /S/ David R. Mylrea

AGREED AND ACCEPTED THIS 11th DAY OF NOVEMBER, 1997.

PDS Financial Corporation


By:   /s/ Johan P. Finley
Its:  President